Exhibit 99.1

Lands’ End Announces First Quarter Fiscal 2026 Results

DODGEVILLE, Wis., June 9, 2026 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the first quarter ended May 1, 2026.

Andrew McLean, Chief Executive Officer, stated, “Our first quarter results reflect a business with real underlying momentum. Consumer traffic was up double digits, new customer acquisition improved, and our European business delivered strong double-digit revenue growth — confirmation that our solutions-based strategy is resonating with customers. We experienced a temporary operational disruption tied to our U.S. distribution center upgrades which caused a timing issue, and it is behind us. Additionally, we delivered year-over-year improvement in both adjusted net income and adjusted earnings per share.”

McLean continued, “Looking forward, the creation of the joint venture with WHP Global marked a genuine inflection point for Lands’ End and positions us to deliver outstanding shareholder value. Whether from the continued growth of our existing commercial operations, a much more favorable capital structure with no term-loan debt, the Board’s April authorization of a $100 million share repurchase program, the profit-share we’ll receive from the JV or the potential exchange of our JV stake into equity in WHP Global at the same multiple WHP receives in a qualifying monetization event, the opportunity in front of Lands' End has never been clearer, and we are committed to building on our successes and focused on delivering on the potential in this great American company.”

First Quarter Financial Highlights

•
Net revenue was $238.9 million for the first quarter of 2026, a decrease of $22.3 million or 8.5% from $261.2 million during the first quarter of 2025. The decrease in revenue was driven primarily by the temporary disruption associated with the rollout of a new warehouse management system and the deliberate pacing of shipments as the distribution centers ramped back to normal capacity. Excluding the impact of the temporary disruption, the Company estimates it would have delivered low single-digit revenue growth in the quarter.

•
U.S. Digital Segment Net revenue was $205.1 million for the first quarter of 2026, a decrease of $22.6 million or 9.9% from $227.7 million in the first quarter of 2025.

•
U.S. eCommerce Net revenue was $153.3 million, a decrease of $17.4 million or 10.2% from $170.7 million in the first quarter of 2025. The decrease was driven by the temporary disruption associated with the rollout of the new warehouse management system and the deliberate pacing of shipments as the Company ramped its distribution centers back to normal capacity.

•
Outfitters Net revenue was $38.5 million for the first quarter of 2026, a decrease of $4.4 million or 10.3% from $42.9 million in the first quarter of 2025. The decrease was driven by the temporary disruption of the new warehouse management system. Customer orders from the business uniform channel remained strong primarily driven by select enterprise accounts.

•
Third Party Net revenue was $13.3 million, for the first quarter of 2026, a decrease of $0.8 million or 5.7% from $14.1 million during the first quarter of 2025. The decrease was primarily due to a strategic focus on higher-margin, higher-quality sales, prioritizing brand integrity over lower-value, promotion-driven volume.

•
Europe eCommerce Net revenue was $20.5 million for the first quarter of 2026, an increase of $2.6 million or 14.5%, from $17.9 million during the first quarter of 2025. The increase was primarily due to strategic shift to a franchise-first assortment simplifying the business and improving inventory efficiency.

•
Gross profit was $111.5 million for the first quarter of 2026, a decrease of $21.2 million or 16.0% from $132.7 million during the first quarter of 2025. Gross margin decreased approximately 410 basis points to 46.7% in the first quarter of 2026, compared with 50.8% in the first quarter of 2025. The gross margin decrease was primarily driven by the deleverage created by the temporary distribution center disruption, the new royalty structure associated with the WHP Global JV and continued tariff headwinds.

•
Selling and administrative expenses increased $3.0 million to $126.5 million or 53.0% of Net revenue in the first quarter of 2026, compared with $123.5 million or 47.3% of Net revenue in the first quarter of 2025. The approximately 570 basis point increase was driven by deleverage from lower net revenue and investment in digital marketing focused on new customer acquisition.

•
Net income was $330.7 million, or $10.56 earnings per diluted share first quarter of 2026 compared to Net loss of $8.3 million or $0.27 loss per diluted share in the first quarter of 2025. The Net income result was primarily driven by the WHP Global transaction.

•
Adjusted net loss was $3.5 million and Adjusted diluted loss per share was $0.11 in the first quarter of 2026, compared to Adjusted net loss of $5.4 million and Adjusted diluted loss per share of $0.18 in the first quarter of 2025.

•
Adjusted EBITDA was $(6.2) million in the first quarter of 2026, a decrease of 165% compared to $9.5 million in the first quarter of 2025.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $23.1 million as of May 1, 2026, compared to $18.1 million as of May 2, 2025.

Inventories were $299.9 million as of May 1, 2026, and $262.4 million as of May 2, 2025, representing a 14% year over year increase. That increase primarily reflects the timing effects of the distribution center ramp-up and the unmitigated impact of tariffs. As operations normalize and inventory flow improves, the Company expects inventory levels to become better aligned with the Company’s revenue trajectory.

Net cash used in operating activities was $74.2 million for the 13 weeks ended May 1, 2026, compared to net cash used in operating activities of $22.5 million for the 13 weeks ended May 2, 2025. The increase in net cash used in operating activities was primarily due to the impact of the closing of the WHP Global transaction and partially offset by increased inventory related to the temporary distribution center disruption.

As previously announced, the Company used the majority of the $300 million in cash proceeds from the WHP Global transaction to fully repay its term loan.

As of May 1, 2026, the Company had $30.0 million of borrowings outstanding and $104.2 million of availability under its ABL Facility, compared to $40.0 million of borrowings and $86.8 million of availability as of May 2, 2025.

During the first quarter of 2026, the Company repurchased $0.3 million of the Company’s common stock under the share repurchase program announced on April 1, 2026. As of May 1, 2026, additional purchases of up to $99.7 million could be made under the current program through March 31, 2029.

Outlook

Bernie McCracken, Chief Financial Officer, stated, “Our first quarter financials reflect three distinct factors: the temporary disruption from our distribution center upgrade, structural P&L changes following the WHP Global transaction, and continued tariff pressure. Absent the operational disruption, we estimate we would have delivered low-single-digit revenue growth. In Europe, where distribution was not affected, revenue grew 15% and gross margin expanded approximately 70 basis points — evidence of the underlying health of the business.”

McCracken continued, “The full repayment of our term loan has significantly strengthened our balance sheet and reduced our interest burden. Importantly, this step provides enhanced financial flexibility to capital allocation, including reinvestment in the business and returning capital to shareholders.”

The Company’s guidance reflects current conditions, including tariffs at currently implemented rates and prevailing macroeconomic factors.

For Second Quarter fiscal 2026 the Company expects:

•
Net revenue to be between $290.0 million and $310.0 million.
•
Net loss to be between $5.0 million and $2.0 million and diluted loss per share to be between $0.16 and $0.06
•
Adjusted net income to be between $2.0 million and $5.0 million and Adjusted diluted earnings per share to be between $0.06 and $0.16.
•
Adjusted EBITDA in the range of $11.0 million to $14.0 million.

For fiscal 2026 the Company now expects:

•
Net revenue to be between $1.30 billion and $1.40 billion.
•
Net income to be between $310.0 million and $320.0 million and diluted earnings per share to be between $10.02 and $10.34.
•
Adjusted net income to be between $10.0 million and $20.0 million and Adjusted diluted earnings per share to be between $0.32 and $0.65.
•
Adjusted EBITDA in the range of $68.0 million to $78.0 million.

For the full year, the Company’s guidance includes approximately $40.0 million of capital expenditures.

Enhanced Earnings Conference Call

The Company will host an enhanced earnings conference call on Tuesday, June 9, 2026, at 8:00 am ET to review its first quarter financial results. The enhanced earnings conference call will also include discussion of the Company’s strategy following the closing of its joint venture transaction with WHP Global and the potential value creation opportunities from that transaction. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. Lands’ End offers products online at www.landsend.com, through third-party distribution channels and our own Company Operated stores. Lands’ End also offers products to businesses and schools, for their employees and students, through the Outfitters distribution channel. Lands’ End is a classic American lifestyle brand that creates solutions for life’s every journey.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the transactions (the “Transactions”) by and among the Company, Lands’ End Direct Merchants, Inc., a wholly owned subsidiary of the Company (together with the Company, “Sellers”), WH Borrower, LLC, WHP Topco, L.P. (“WHP Topco”) and LEWHP LLC, a wholly owned indirect subsidiary of WHP Topco and the related joint venture (“JV”) and the potential value creation opportunities and benefits of the Transactions and the JV, profit sharing from the JV, a potential exchange of Company’s JV stake for equity in WHP Global and the likelihood, impact and value of a potential future WHP monetization event; the Company’s strategy following the closing of the Transaction; the impact of repayment of the term loan, including reinvestment and returning capital; Company business momentum and strategy; continued growth; favorability of the Company’s capital structure; the share repurchase program and its anticipated scale and impact; future opportunity, expectations for building on success and delivering on potential; expectations regarding inventory, revenue and tariffs; and the Company’s Q2 and full fiscal year 2026 outlook and expectations as to Net revenue, Net income (loss), Adjusted net income, Adjusted diluted EPS, Adjusted EBITDA and capital expenditures. These forward-looking statements are based on beliefs and assumptions made by the Company’s management using currently available information. These statements are not guarantees of future performance, actions or events and are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if the Company management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty of the expected financial performance of the JV; the effects that a termination of agreements governing the Transactions (including the License Agreement) may have on the Company; risks related to the Company’s ability to realize the anticipated benefits of the Transactions, including the possibility that the expected benefits from the Transactions will not be realized; the ability of the JV, WHP and the Company to implement their business strategies; risks relating to the occurrence of an IPO, change of control or significant asset sale of WHP Topco (an “exchange event”), which is out of the Company and its stockholders’ control, to realize value from the Company’s exchange rights, and the possibility that such exchange event may never occur, or if it does occur, the possibility that it occurs on unfavorable terms, including economic terms; the possibility that one or more of the agreements governing the Transactions may contain provisions that are difficult to enforce and the possibility of legal disputes between Sellers and WHP Topco and its affiliates that could delay realization of the full benefits of the Transactions; the possibility that any exchange event could be structured in a manner and on terms and conditions that are disadvantageous to the Company and its stockholders; the possibility that the contribution of the Company’s intellectual property into the JV may not achieve the anticipated results, particularly if such intellectual property is not monetized effectively; the risk that WHP’s past performance may not be representative of future results; uncertainties relating to the JV’s ability to maintain the Company’s brand name and image with customers; uncertainties relating to the JV’s ability to respond to changing consumer preferences, identify and interpret consumer trends, and successfully market new products; uncertainties regarding the Company’s and the JV’s focus, strategic plans and other management actions; the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions; the ability of the Company’s principal stockholders to exert substantial influence over the Company; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; global supply chain challenges and their impact on inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology; failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; failure to adequately protect against cybersecurity threats or maintain the security and privacy of customer, employee or company information and the impact of cybersecurity events on the Company; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; natural disasters, political crises or other catastrophic events; the adverse effect on the Company’s reputation if its independent vendors or licensees do not use ethical business practices or comply with contractual obligations, applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; global economic, political, legislative, regulatory and market conditions (including competitive pressures), evolving legal, regulatory and tax regimes, including the effects of tariffs, inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail market in the United States and around the world and the impact of war and other conflicts around the world; and other risks, uncertainties and factors discussed in the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2026 as updated by the Company’s Quarterly Reports on Form 10-Q. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-4100

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	May 1, 2026	May 2, 2025	January 30, 2026*
ASSETS
Current assets
Cash and cash equivalents	$23,122	$18,139	$17,694
Restricted cash	458	2,178	589
Accounts receivable, net	33,788	36,023	41,265
Inventories	299,923	262,372	268,803
Prepaid expenses	34,257	38,237	27,856
Other current assets	1,200	8,180	4,798
Total current assets	392,748	365,129	361,005
Property and equipment, net	120,581	116,010	115,701
Operating lease right-of-use asset	14,815	19,450	15,680
Equity method investment	375,758	—	—
Intangible asset	—	257,000	—
Asset held for sale	—	—	257,000
Other assets	1,798	2,906	1,680
TOTAL ASSETS	$905,700	$760,495	$751,066
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$—	$13,000	$13,000
Accounts payable	119,288	95,077	115,436
Lease liability – current	4,456	4,462	4,434
Accrued expenses and other current liabilities	125,545	83,963	91,068
Total current liabilities	249,289	196,502	223,938
Long-term borrowings under ABL Facility	30,000	40,000	—
Long-term debt, net	—	222,219	214,211
Lease liability – long-term	13,158	18,935	14,264
Deferred tax liabilities	109,275	50,532	52,392
Other liabilities	2,857	2,167	1,966
TOTAL LIABILITIES	404,579	530,355	506,771
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 30,827, 30,635 and 30,575, respectively	309	307	306
Additional paid-in capital	349,927	347,624	349,429
Retained Earnings (accumulated deficit)	167,527	(102,620)	(88,850)
Accumulated other comprehensive loss	(16,642)	(15,171)	(16,590)
TOTAL STOCKHOLDERS’ EQUITY	501,121	230,140	244,295
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$905,700	$760,495	$751,066

* Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2026.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended
(in thousands, except per share data)	May 1, 2026	May 2, 2025
Net revenue	$238,916	$261,208
Cost of sales (exclusive of depreciation and amortization)	127,404	128,482
Gross profit	111,512	132,726

Selling and administrative	126,452	123,462
Depreciation and amortization	6,100	8,291
Other operating expense, net	23,068	3,343
Operating loss	(44,108)	(2,370)
Interest expense	5,514	9,265
Gain on WHP Transaction	(491,622)	—
Loss on extinguishment of debt	9,172	—
Other expense (income), net	136	(11)
Income (loss) before income taxes	432,692	(11,624)
Income tax expense (benefit)	101,999	(3,362)
NET INCOME (LOSS)	$330,693	$(8,262)

Earnings (loss) per common share
Basic	$10.74	$(0.27)
Diluted	$10.56	$(0.27)

Weighted average common shares outstanding
Basic	30,778	30,867
Diluted	31,324	30,867

Definitions, Reconciliations and Uses of Non-GAAP Financial Measures

In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we report the following non-GAAP measures: Adjusted net income (loss) and Adjusted EBITDA. Adjusted net income (loss) is also expressed on a diluted per share basis.

We believe presenting non-GAAP financial measures provides useful information to investors, allowing them to assess how the business performed excluding the effects of significant non-recurring or non-operational amounts. We believe the use of the non-GAAP financial measures facilitates comparing the results being reported against past and future results by eliminating amounts that we believe are not comparable between periods and assists investors in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s own methods for evaluating business performance.

Our management uses Adjusted net income (loss) and Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and to discuss our business with our Board of Directors, institutional investors and other market participants. Adjusted EBITDA is also used as the basis for a performance measure used in executive incentive compensation.

The methods we use to calculate our non-GAAP financial measures may differ significantly from methods other companies use to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted net income (loss) and Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as these measures may exclude a number of important cash and non-cash recurring items.

Adjusted net income (loss) is defined as net income (loss) excluding significant non-recurring or non-operational items as set forth below. Adjusted net income (loss) is also presented on a diluted per share basis. While Adjusted net income (loss) is a non-GAAP measurement, management believes that it is an important indicator of operating performance and useful to investors.

•
Other significant non-recurring or non-operational items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:
o
Corporate restructuring and other – composed of costs related to the strategic alternative exploration as well as severance and benefit costs for the 13 weeks ended May 1, 2026 and May 2, 2025.
o
Loss on extinguishment of debt – prepayment premium associated with the repayment of the Term Loan Facility before the scheduled maturity date and the write off of related unamortized debt issuance costs of the Term Loan Facility for the 13 weeks ended May 1, 2026.
o
Unmitigated tariff costs – unmitigated incremental product costs, net of the impact of vendor negotiations, incurred pursuant to International Emergency Economic Powers Act (“IEEPA”) tariffs that were subsequently ruled unlawful by the Supreme Court of the United States on February 20, 2026 for the 13 weeks ended May 1, 2026.
o
JV intangible asset amortization – Lands’ End proportionate share of intangible asset amortization expense recorded within the JV’s financial results for the 13 weeks ended May 1, 2026.
o
Exit costs – charges associated to exit kids and footwear lines of business including inventory excess and obsolescence reserves, inventory discounts and operational charges recorded in the 13 weeks ended May 2, 2025 in conjunction with our licensing arrangements commencing in Fiscal 2024.
o
Gain on WHP Transaction – Gain recognized in conjunction with the transfer of the Lands’ End intellectual property to the JV, and immediately thereafter, sale of a 50% controlling ownership stake in the JV to WHP for the 13 weeks ended May 1, 2026.

The following table sets forth, for the periods indicated, a reconciliation of Net income (loss) to Adjusted net loss and Adjusted diluted loss per share:

Unaudited	13 Weeks Ended
(in thousands, except per share amounts)	May 1, 2026	May 2, 2025
Net income (loss)	$330,693	$(8,262)
Corporate restructuring and other	23,290	3,332
Loss on extinguishment of debt	9,172	—
Unmitigated tariff costs	6,800	—
JV intangible asset amortization	1,697	—
Exit Costs	—	257
Gain on WHP Transaction	(491,622)	—
Tax effects on adjustments (1)	116,460	(746)
ADJUSTED NET LOSS	$(3,510)	$(5,419)
ADJUSTED DILUTED LOSS PER SHARE	$(0.11)	$(0.18)

Diluted weighted average common shares outstanding	31,324	30,867

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:
o
Corporate restructuring and other – composed of costs related to the strategic alternative exploration as well as severance and benefit costs for the 13 weeks ended May 1, 2026 and May 2, 2025.
o
Unmitigated tariff costs – unmitigated incremental product costs, net of the impact of vendor negotiations, incurred pursuant to International Emergency Economic Powers Act (“IEEPA”) tariffs that were subsequently ruled unlawful by the Supreme Court of the United States on February 20, 2026 for the 13 weeks ended May 1, 2026.
o
JV intangible asset amortization – Lands’ End proportionate share of intangible asset amortization expense recorded within the JV’s financial results for the 13 weeks ended May 1, 2026.
o
Net gain or loss on disposal of property and equipment – disposal of property and equipment for the 13 weeks ended May 1, 2026 and May 2, 2025.
o
Exit costs - charges associated to exit kids and footwear lines of business including inventory excess and obsolescence reserves, inventory discounts and operational charges recorded in the 13 weeks ended May 2, 2025 in conjunction with our licensing arrangements commencing in Fiscal 2024.

The following table sets forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue and a reconciliation of Net loss to Adjusted EBITDA:

Unaudited	13 Weeks Ended
(in thousands)	May 1, 2026		May 2, 2025
Net income (loss)	$330,693	138.4%	$(8,262)	(3.2)%
Income tax expense (benefit)	101,999	42.7%	(3,362)	(1.3)%
Interest expense	5,514	2.3%	9,265	3.5%
Loss on extinguishment of debt	9,172	3.8%	—	—%
Gain on WHP Transaction	(491,622)	(205.8)%	—	—%
Other (income) expense, net	136	0.1%	(11)	(0.0)%
Operating loss	(44,108)	(18.5)%	(2,370)	(0.9)%
Depreciation and amortization	6,100	2.6%	8,291	3.2%
Corporate restructuring and other	23,290	9.7%	3,332	1.3%
Unmitigated tariff costs	6,800	2.8%	—	—%
JV intangible asset amortization	1,697	0.7%	—	—%
Exit costs	—	—%	257	0.1%
(Gain) loss on disposal of property and equipment	(25)	(0.0)%	11	0.0%
Adjusted EBITDA	$(6,246)	(2.6)%	$9,521	3.6%

Second Quarter Fiscal 2026 Guidance Adjusted EBITDA	13 Weeks Ended
(in millions)	July 31, 2026
Net loss	$(5.0)	—	$(2.0)
Depreciation, interest, other income, taxes and other significant items	16.0	—	16.0
Adjusted EBITDA	$11.0	—	$14.0

Second Quarter Fiscal 2026 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	13 Weeks Ended
(in millions)	July 31, 2026
Net loss	$(5.0)	—	$(2.0)
Restructuring and other significant items	7.0	—	7.0
Adjusted net income	$2.0	—	$5.0

Adjusted diluted earnings per share	$0.06	—	$0.16

Fiscal 2026 Guidance Adjusted EBITDA	52 Weeks Ended
(in millions)	January 29, 2027
Net income	$310.0	—	$320.0
Depreciation, interest, other income, taxes and other significant items	(242.0)	—	(242.0)
Adjusted EBITDA	$68.0	—	$78.0

Fiscal 2026 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	52 Weeks Ended
(in millions)	January 29, 2027
Net income	$310.0	—	$320.0
Restructuring and other significant items	(300.0)	—	(300.0)
Adjusted net income	$10.0	—	$20.0

Adjusted diluted earnings per share	$0.32	—	$0.65

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	13 Weeks Ended
(in thousands)	May 1, 2026	May 2, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$330,693	$(8,262)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,100	8,291
Amortization of debt issuance costs	301	686
(Gain) loss on disposal of property and equipment	(25)	11
Gain on WHP Transaction	(491,622)	—
Loss on extinguishment of debt	9,172	—
Stock-based compensation	3,241	920
Deferred income taxes	57,073	(1,119)
Other	(219)	(214)
Change in operating assets and liabilities:
Accounts receivable, net	7,372	12,283
Inventories	(31,493)	4,114
Accounts payable	3,155	(16,396)
Other operating assets	(1,566)	(7,247)
Other operating liabilities	33,638	(15,530)
Net cash used in operating activities	(74,180)	(22,463)
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	39	—
Proceeds from WHP Transaction	300,000	—
Cash contribution to JV	(1,250)
Purchases of property and equipment	(10,219)	(8,286)
Net cash provided by (used in) investing activities	288,570	(8,286)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	89,000	60,000
Payments of borrowings under ABL Facility	(59,000)	(20,000)
Payments on term loan	(234,000)	(3,250)
Payments on debt extinguishment	(2,437)	—
Payments of debt issuance costs	—	(1,103)
Proceeds from exercise of stock options	908	—
Payments for taxes related to net share settlement of equity awards	(3,378)	(450)
Purchases and retirement of common stock, including excise tax paid	(275)	(2,777)
Net cash (used in) provided by financing activities	(209,182)	32,420
Effects of exchange rate changes on cash, cash equivalents and restricted cash	89	(166)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,297	1,505
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	18,283	18,812
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$23,580	$20,317
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$3,653	$1,691
Income taxes refunded	(626)	(600)
Interest paid	6,247	8,670
Operating lease right-of-use-assets (reversal) obtained in exchange for lease liabilities	(15)	95